UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 11, 2005

CKE RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11313	33-0602639

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6307 Carpinteria Ave., Ste. A, Carpinteria, California		93013

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (805) 745-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

     (a) This filing describes certain adjustments which CKE Restaurants, Inc. (the “Company”) will be making in the course of restating certain of its prior period financial statements. The adjustments will have no impact on the Company’s cash flows, covenants under its senior credit facility or other debt instruments or the Company’s income statements for periods after fiscal 2002. The Company is not aware of any evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the securities laws.

     In light of the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) in a February 7, 2005 letter to the American Institute of Certified Public Accountants, the Company’s management and the Audit Committee of its Board of Directors determined on April 11, 2005, that the Company’s accounting for leases was not in conformity with generally accepted accounting principles as described in the SEC’s letter. In prior periods, the Company had recognized rent expense for its operating leases using a lease term that commenced when actual rent payments began, which generally coincided with a point in time near the date the Company’s restaurants opened. This generally had the effect of excluding the build-out period of its restaurants (during which the Company typically made no rent payments) from the calculation of the period over which rent was expensed. The Company has determined that it should have recognized rent expense over a lease term that includes the build-out period, which, in most cases, will cause rent expense to be recognized sooner than previously reported.

     The Audit Committee, after discussion with management and KPMG, LLP, the Company’s independent registered public accounting firm, concluded on April 11, 2005, that certain of the Company’s previously issued consolidated financial statements need to be restated. As a result of the restatement, the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal years ended January 31, 2002, 2003 and 2004, in each case as amended to date, should no longer be relied upon.

     Although the Company does not believe this error resulted in a material misstatement of the Company’s consolidated financial statements for any annual or interim period previously reported, the effects of correcting the cumulative error in the fiscal fourth quarter of 2005 would have been material to that period. The cumulative impact of the correction in accounting for leases is to increase accrued rent expense by approximately $2,400,000 for all fiscal periods through and including the Company’s 2002 fiscal year, and by approximately $250,000 in total for the Company’s 2003, 2004 and 2005 fiscal years. The Company will restate its previously filed consolidated financial statements for fiscal years 2002 and prior for the impact of the correction in accounting for leases for all periods through fiscal year 2002. Because the impact of the correction in accounting for leases for the Company’s 2003, 2004 and 2005 fiscal years is immaterial to each of these years and to the fourth quarter of fiscal 2005, the Company will record a charge of approximately $250,000 in the fourth quarter of fiscal 2005 to account for the increase in accrued rent expense for the Company’s 2003, 2004 and 2005 fiscal years.

     The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 to be filed with the SEC will include disclosure of the effects of these adjustments. Due to the time and effort involved in determining the effect of these adjustments on the Company’s historical financial statements, the Company intends to file a Form 12b-25 and to delay the filing of its Annual Report on Form 10–K for the fiscal year ended January 31, 2005, which the Company expects to file as soon as possible but no later than the extended filing deadline of May 3, 2005.

     The Company’s management and Audit Committee have discussed the matters disclosed in this Form 8-K with KPMG LLP, its independent registered public accounting firm. The Company’s press release dated April 14, 2005 concerning these matters is being furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

99.1	Press Release, dated April 14, 2005, issued by CKE Restaurants, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKE RESTAURANTS, INC.

/s/ Theodore Abajian

Theodore Abajian
Executive Vice President and Chief Financial Officer

April 14, 2005

(Date)

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release, dated April 14, 2005, issued by CKE Restaurants, Inc.